UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Joel David Sjostrom
   3901 7th Ave. South, Suite 200
   Seattle, WA  98108
2. Date of Event Requiring Statement (Month/Day/Year)

3. IRS or Social Security Number of Reporting Person (Voluntary)
   4. Issuer Name and Ticker or Trading Symbol
   BRIAZZ, INC. (BRZZ)
   5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
                                                                                                                                   |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________
                                                                                                                                   |
Employee Stock Option   |(1)      |2/3/09   |Commmon Stock          |13       |$1800.00  |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(2)      |2/3/09   |Commmon Stock          |25       |$1800.00  |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option   |(3)      |11/1/09  |Commmon Stock          |417      |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(4)      |11/1/09  |Commmon Stock          |1250     |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option   |(5)      |11/1/09  |Commmon Stock          |2500     |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option   |(6)      |11/1/09  |Commmon Stock          |10792    |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(7)      |5/1/10   |Commmon Stock          |3334     |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(8)      |11/1/10  |Commmon Stock          |6667     |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(9)      |1/24/11  |Commmon Stock          |2049     |$6.00     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(10)     |11/1/07  |Commmon Stock          |5        |$1632.00  |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) The option became exercisable for 4 shares on February 3, 2000 and becomes exercisable for 3 shares on each of the three subsequent anniversaries of that date.

(2) The option became exercisable for 7 shares on February 3, 2000 and becomes exercisable for 6 shares on each of the three subsequent anniversaries of that date.

(3)  The  option  became  exercisable  for 209  shares on  November  1, 1999 and
     becomes   exercisable  for  104  shares  on  each  of  the  two  subsequent anniversaries of that date.

(4) The option became exercisable for 313 shares on February 3, 2000, and an additional 313 shares on February 3, 2001 and will become exercisable for 312 shares on each of the two subsequent anniversaries of that date.

(5) The option became exercisable for 625 shares on February 3, 2000 and becomes exercisable for 625 shares on each of the three subsequent anniversaries of that date.

(6) The option became exercisable for 2,698 shares on November 1, 2000 and becomes exercisable for an additional 2,698 shares on the three subsequent anniversaries of that date.

(7) The option becomes exercisable for 834 shares on May 1, 2001, for 834 shares on May 1, 2002 and for 833 shares on each of the two subsequent anniversaries of that date.

(8) The option becomes exercisable for 1,667 shares on each of the first three anniversaries of November 1, 2000 and for 1,666 shares on November 1, 2004.

(9) The option becomes exercisable for 513 shares on January 24, 2002 and for 512 shares on each of the three subsequent anniversaries of that date.

(10) The option became exercisable for 2 shares on November 1, 1998 and becomes exercisable for 1 share on each of the next three anniversaries of that date.


                                   /s/ Joel David Sjostrom       May 1, 2001
                                   ------------------------      ---------------
                                   Signature of Reporting Person      Date